Exhibit 3.23(b)

ARTICLES OF MERGER

OF

OCC ACQUISITION INC.

WITH AND INTO

OPPORTUNITY CONCRETE CORPORATION

Pursuant to Section 29-368 of the

District of Columbia Business Corporation Act

Opportunity Concrete Corporation, a District of Columbia corporation (the “Company”), and OCC Acquisition Inc., a Delaware corporation (“OCC Acquisition”), do hereby certify to the following facts relating to the merger of OCC Acquisition with and into the Company (the “Merger”):

1. The Company and OCC Acquisition are parties to an Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Inc., a Delaware corporation, OCC Acquisition, the Company, and the Stockholder’s named therein (the “Reorganization Agreement”). The Reorganization Agreement includes a plan of merger pursuant to which OCC Acquisition will be merged with and into the Company, the Company will be the surviving company of such merger, and the Company will retain its current name.

2. The plan of merger was advised by the board of directors of the Company and approved by the shareholders of the company in accordance with the Company’s articles of incorporation and applicable law.

3. The plan of merger was advised by the board of directors of OCC Acquisition and approved by the shareholders of OCC Acquisition in accordance with OCC Acquisition’s certificate of incorporation and applicable law.

4. In accordance with Section 29-370(6) of the District of Columbia Business Corporation Act, the Articles of Incorporation of the Company shall be amended as follows:

a. The third article of such Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“THIRD The purpose or purposes for which the corporation is organized are to buy, manufacture and sell ready mixed concrete, sand, gravel, cement, and other ingredients, products or materials used in building or construction, and to transport and deliver such items and to lease, buy, sell, operate, and deal in machinery and equipment of all kinds relevant to such items and services and for any other lawful business or purpose.”

b. The fourth article of such Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“FOURTH: The aggregate number of shares of capital stock that the corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.”

c. The fifth article of such Articles of Incorporation shall be deleted in its entirety.

The Articles of Incorporation of the Company, as amended in the manner provided herein, shall be the Articles of Incorporation of the Surviving Corporation.

[END OF PAGE. SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned have caused these Articles of Merger to be executed on its behalf as of this 24th day of May, 1999.

COMPANY: OPPORTUNITY CONCRETE CORPORATION

By:	/s/ Monte E. Newman

Monte E. Newman, President

OCC ACQUISITION: OCC ACQUISITION INC.

By:	/s/ Eugene P. Martineau

Eugene P. Martineau, President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

BETWEEN

OCC Acquisition Inc.

AND

Opportunity Concrete Corporation

* * * * * *

AGREEMENT AND PLAN OF MERGER dated as of this 24th day of May, 1999 (this “Agreement”), by and between Opportunity Concrete Corporation, a District of Columbia corporation (“Company” or the “Surviving Corporation”) and OCC Acquisition Inc., a Delaware corporation (“USC Sub” or the “Merging Corporation”),

WITNESSETH that:

WHEREAS the parties to this Agreement, in consideration of the mutual agreements of each corporation as set forth hereinafter, deem it advisable and generally for the welfare of said corporations, that USC Sub merge with and into the Company under and pursuant to the terms and conditions set forth hereinafter and under the Agreement and Plan of Reorganization among U.S. Concrete, Inc., a Delaware corporation of which USC Sub is a wholly owned subsidiary (“USC”), USC Sub, the Company and the stockholders named therein (the “Reorganization Agreement”);

NOW, THEREFORE, the corporations parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby agree upon and prescribe the terms and conditions of said merger, the mode of carrying them into effect and the manner and basis of converting the shares of the constituent corporations into the shares of the Surviving Corporation, as follows:

FIRST: USC Sub shall be merged with and into the Company (the “Merger”).

SECOND: By virtue of the Merger, Article Fifth of the Articles of Incorporation shall be deleted in its entirety and Article Third and Article Fourth of the Articles of Incorporation of the Company shall be amended to read as follows:

“THIRD: The purpose or purposes for which the corporation is organized are to buy, manufacture and sell ready mixed concrete, sand, gravel, cement, and other ingredients, products or materials used in building or construction, and to transport and deliver such items and to lease, buy, sell, operate, and deal in machinery and equipment of all kinds relevant to such items and services and for any other lawful business or purpose.”

“FOURTH: The aggregate number of shares of capital stock that the corporation shall have the authority to issue is 1,000 shares of common stock, par value $1.00 per share.”

THIRD: The terms and conditions of the Merger are as follows:

(A) Certificate of Merger and Agreement of Merger. Subject to the terms and conditions of the Reorganization Agreement, the Company and USC Sub will cause this Agreement and Plan of Merger and a Certificate of Merger to be duly executed, delivered and filed with the Mayor of the District of Columbia and will cause a Certificate of Merger to be duly executed, delivered and filed with the Secretary of State of the State of Delaware.

(B) Certain Effects of the Merger. At and as of the effectiveness of this Agreement as provided in Article SIXTH below, (1) USC Sub will be merged with and into the Company in accordance with the provisions of the District of Columbia Business Corporation Act (the “DCBCA”) and the Delaware General Corporation Law (the “DGCL”), (2) USC Sub will cease to exist as a separate legal entity, (3) the Articles of Incorporation of the Company will be amended to change the Company’s authorized shares of capital stock to 1,000 shares of common stock, par value of $1.00 per share, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the DCBCA and the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and USC Sub and (b) be governed by the laws of the District of Columbia, (5) the charter documents of the Company then in effect (after giving effect to the amendments to the Company’s Articles of Incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Articles of Incorporation) or (b) their terms (in the case of the bylaws)) the charter documents of the Surviving Corporation, (6) the initial directors of the Surviving Corporation will be Eugene P. Martineau and Michael W. Harlan, and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the District of Columbia and the charter documents of the Surviving Corporation, and (7) the initial officers of the Surviving Corporation will be Monte E. Newman—President, Eugene P. Martineau—Senior Vice President and Michael W. Harlan—Vice President, Treasurer and Secretary, and each of those persons will serve in each office specified for that person in the Reorganization Agreement, subject to the provisions of the charter documents of the Surviving Corporation, until that person’s successor is duly elected to, and, if necessary, qualified for, that office.

FOURTH: The manner of converting the shares of each of the constituent corporations into shares or other securities of the Surviving Corporation or its parent, USC, under the Merger is as follows:

(A) As of the effectiveness of the Merger, as a result of the Merger and without any action on the part of any holder thereof:

(1) Each share of Company Capital Stock issued and outstanding immediately prior to the effectiveness of the Merger will:

(a) be converted into the right to receive, without interest, on surrender of the certificates evidencing those shares,  1/140 of the following: (i) 1,034,291 shares of USC Common Stock; (ii) $430,491; and (iii) the Additional Cash Consideration, subject to increase by the Positive Net Adjustment, if any, and to decrease by the amount of the Negative Net Adjustment, if any.

(b) cease to be outstanding and to exist; and

(c) be canceled and retired.

(2) Each share of Company Capital Stock held in the treasury of Company will (a) cease to be outstanding and to exist and (b) be canceled and retired.

(3) Each share of the common stock, par value $1.00 per share, of USC Sub (“USC Sub Common Stock”) issued and outstanding immediately prior to the effectiveness of the Merger will be converted into one share of common stock of the Surviving Corporation and the shares of common stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of capital stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the effectiveness of the Merger will, as of the effectiveness of the Merger and thereafter, cease to have any rights respecting those shares other than the right to receive, without interest, the consideration set forth above as owing to such holder.

(B) There are no outstanding rights to acquire shares of either the Company or USC Sub.

(C) The capitalized terms used herein, but not otherwise defined herein, have the following meanings:

“Additional Cash Consideration” means the product of (i) the quotient obtained from dividing (A) the sum of (i) $430,491 and (ii) the 1998 Restricted Payment Amount by (B) $8.50 multiplied by (ii) the amount, if any, by which (A) the IPO Price exceeds (B) $8.50.

“Adjustment Determination Date” means the date that is 30 days following delivery by USC of the Post-closing Statement to the Stockholders, unless the Independent Accountants determine any Computed Amount pursuant to section (D) below, in which event the Adjustment Determination Date is the date the Independent Accountants deliver each determination in writing to USC.

“Capital Stock” means, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in the Company.

“Code” means the Internal Revenue Code of 1986.

“Company Financial Statements” means the audited balance sheets of the Company as of December 31, 1998 and the related audited statements of operations, cash flows and shareholders’ equity for the year ended December 31, 1998, together with the related audit report of the Independent Accountants.

“Computed Amount” means any of the following: (i) the Final Cash Balance; (ii) the Final Excess Cash; (iii) the Final Working Capital; (iv) the 1999 Restricted Payment Amount; (v) the Negative Net Adjustment; and (vi) the Positive Net Adjustment.

“Current Balance Sheet” means the audited balance sheet of the Company as of December 31, 1998.

“Current Balance Sheet Date Adjusted Working Capital” means the Current Balance Sheet Working Capital minus the sum of (i) the Current Balance Sheet Excess Cash and (ii) the 1998 Restricted Payment Amount.

“Current Balance Sheet Date Working Capital” means $787,000.

“Current Balance Sheet Excess Cash” means, as determined from the Current Balance Sheet, the amount by which (i) the total amount that is included and classified as current assets comprised of unrestricted cash and cash equivalents on that balance sheet exceeds (ii) the Minimum Cash Balance.

“Effective Date” means the IPO Closing Date.

“Final Balance Sheet” means a balance sheet of the Company as of the Effective Date USC uses to record the acquisition of the Company in accordance with GAAP and which is prepared in accordance with GAAP on the same basis on which the Current Balance Sheet was prepared.

“Final Cash Balance” means, as determined from the Final Balance Sheet, the total amount that is included and classified as current assets comprised of unrestricted cash and cash equivalents on that balance sheet.

“Final Excess Cash” means the lesser of (i) the Current Balance Sheet Excess Cash or (ii) the amount, if any, by which the Final Cash Balance exceeds the Minimum Cash Balance.

“Final Prospectus” means the prospectus USC first furnishes to the Underwriter after the Registration Statement becomes effective under the Securities Act (whether or not Securities Act Rule 424(b) requires USC to file that prospectus with the SEC).

“Final Working Capital” means, as determined from the Final Balance Sheet, the amount by which (i) the sum, without duplication of amounts, of all amounts that are included and classified as current assets on that balance sheet exceeds, or is exceeded by, (ii) the sum, without duplication of amounts, of all amounts that are included and classified as liabilities or as mandatorily redeemable Company Capital Stock on that balance sheet; provided, that if the

Independent Accountants make the determination of any Computed Amount pursuant to section (D) below, the amount equal to 50% of their fees and expenses which are attributable to their audit of the Final Balance Sheet and their making of that determination will be deemed a liability of the Company for the purpose of determining its Final Working Capital; and provided, further, that if at any time those current assets are exceeded by those liabilities and that Company Capital Stock, Final Working Capital will be expressed as a negative amount.

“Financial Statements” means the Initial Financial Statements and the other financial statements of the Company, if any, duly delivered to USC prior to the effective time.

“GAAP” means, as applied to any of the Financial Statements, generally accepted accounting principles and practices in the United States as in effect from time to time which (i) have been concurred in by the Independent Accountants and (ii) have been or are applied on a basis consistent (except for changes concurred in by the Independent Accountants) with the most recent audited Financial Statements delivered to USC prior to the effective time.

“Independent Accountants” means Arthur Andersen LLP.

“Initial Financial Statements” means the Company Financial Statements.

“IPO” means the first time a registration statement USC has filed under the Securities Act and respecting a primary underwritten offering by USC to the public of shares of USC Common Stock becomes effective under the Securities Act and USC issues and sells any of the shares registered by that registration statement to the Underwriter.

“IPO Closing Date” means the date on which USC first receives payment for the shares of USC Common Stock it sells to the Underwriter in the IPO.

“IPO Price” means the price per share of USC Common Stock which the cover page of the Final Prospectus sets forth as the “price to public.”

“IPO Pricing Date” means the date, if any, on which USC and the Underwriter agree in the Underwriting Agreement to the price per share of USC Common Stock at which the Underwriter, subject to the terms and conditions of the Underwriting Agreement, will purchase newly issued shares of USC Common Stock from USC on the IPO Closing Date.

“Minimum Cash Balance” means $250,000.

“Negative Net Adjustment” means: (i) if the Current Balance Sheet Date Adjusted Working Capital is a positive amount, the amount, if any, by which the Current Balance Sheet Date Adjusted Working Capital exceeds the Final Working Capital; and (ii) if the Current Balance Sheet Date Adjusted Working Capital is a negative amount, the amount, if any, by which the Final Working Capital is more negative than the Current Balance Sheet Date Adjusted Working Capital.

“Positive Net Adjustment” means, if the Current Balance Sheet Date Adjusted Working Capital is (i) a positive amount and the Final Working Capital is the same as or greater than that positive amount or (ii) a negative amount and the Final Working Capital is the same as or less negative than that negative amount, the lesser of the Current Balance Sheet Excess Cash or the Final Excess Cash.

“Pro Rata Share” of a Stockholder means: (i) 54.28% in the case of Monte E. Newman, trustee of the Monte E. Newman Revocable Trust; (ii) 11.43% in the case of Murray S. Simpson, trustee of the CSS 1998 GRAT; (iii) 11.43% in the case of Cora S. Simpson, trustee of the MSS 1998 GRAT; (iv) 11.43% in the case of Edmund G. Simpson; and (v) 11.43% in the case of Virginia A. Simpson.

“Registration Statement” means the registration statement, including (i) each preliminary prospectus it contains prior to the date on which it becomes effective under the Securities Act (including any prospectus USC files with the SEC pursuant to Securities Act Rule 424(b)), (ii) the Final Prospectus and (iii) any amendments thereof and all supplements and exhibits thereto, USC files with the SEC to register shares of USC Common Stock under the Securities Act for public offering and sale in the IPO.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stockholders” means the holders of Capital Stock of the Company.

“Underwriter” means collectively (i) the investment banking firms that prospectively may enter into the Underwriting Agreement and (ii) from and after the IPO Pricing Date, the investment banking firms parties to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement dated May 25, 1999 between the Underwriter and USC.

“1998 Restricted Payment Amount” means $2,500,000.

“1999 Restricted Payment Amount” means, if the Company is subject to Subchapter S of the Code, the amount equal to the amount the Company records as income for the period beginning on January 1, 1999 and ending on the day preceding the IPO Closing Date in its accumulated adjustments account in accordance with the applicable provisions of the Code.

(D) As soon as practicable and in any event within 75 days after the Effective Date, USC will cause to be prepared in writing and delivered to the Stockholders (i) the Final Balance Sheet and (ii) a statement (the “Post-closing Statement”) setting forth each Computed Amount. The Final Balance Sheet and the Post-closing Statement will be final and binding on USC and the Stockholders unless, within 30 days following the delivery of the Post-closing Statement, any Stockholder notifies USC in writing that that Stockholder does not accept as correct one or more of the Computed Amounts the Post-closing Statement sets forth. If any Stockholder timely delivers that notice respecting the Post-closing Statement, the Independent Accountants will audit the Final Balance Sheet and determine each Computed Amount from that audited balance sheet within 30 days after the delivery to USC of that notice, and these determinations will be final and binding on USC and each Stockholder. If a Negative Net Adjustment is determined with finality pursuant to this section, each Stockholder will, no later than 10 Houston, Texas business days after USC makes a written request therefor, pay in cash that Stockholder’s Pro Rata Share of that Negative Net Adjustment, and if a Positive Net Adjustment is determined with finality pursuant to this section, USC will, no later than 10 Houston, Texas business days after that determination, pay in cash to each Stockholder that Stockholder’s Pro Rata Share of that Positive Net Adjustment, together, in the case of any amount payable by the Stockholders or USC pursuant to this section, with interest on that sum at 8% per annum from (and including) the Effective Date to (but excluding) the Adjustment Determination Date.

FIFTH: Other provisions and details of the Merger are as follows:

No fractional shares of common stock, par value $1.00 per share, of USC (“USC Common Stock”) will be issued, and if any stockholder of the Company would be entitled under the Reorganization Agreement to receive a fractional share of USC Common Stock, that stockholder will be entitled to receive a cash payment for and in lieu thereof in the amount to be calculated in accordance with the Reorganization Agreement.